EXHIBIT 6.9

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (this “Agreement”) is made and entered into as of January 10, 2022, between CRUSH CAPITAL, INC., a Delaware corporation (“Crush”), and Dalmore Group, LLC, a New York limited liability company (“Dalmore”) (Crush and Dalmore, each a “Party” and together, the “Parties”).

RECITALS:

A. Crush is a financial technology and entertainment company operating a streaming television series accessed on Crush’s website, www.goingpublic.com and/or other streaming platforms (the “Series”).

B. Dalmore is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member in good standing with the Financial Industry Regulatory Authority (“FINRA”).

C. The Parties entered into a non-binding Letter of Intent, dated as of March 8, 2021 (“LOI”), pursuant to which they set forth the contemplated relationship between the Parties as it relates to the Series.

D. The Parties now wish to memorialize their agreements with respect to that relationship in this Agreement whereby Dalmore will serve as broker of record for all of the securities offerings of the issuers featured in the Series (each, an “Issuer,” and collectively, “Issuers”) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set forth, each Party hereby agrees as follows:

1. Use of Dalmore as broker of record. Crush will recommend, and in order to appear on the Series, each Issuer must have engaged Dalmore as the broker of record for the Issuer’s securities offering(s) that will be featured in the Series conducted pursuant to SEC Regulation A (an “Offering”), pursuant to a Broker of Record Agreement in the form substantially similar to the form attached hereto as Exhibit A (“BD Agreement”) as it may be revised by Dalmore. Notwithstanding the foregoing, Dalmore may, after conducting its own due diligence of the Issuer and its Offering, decline to serve as broker of record with respect to any Offering in the event that Dalmore determines, in its sole discretion, after a review of the Issuer and the terms of the Offering, not to serve in such role in connection with that Offering.

2. Crush BD. The Parties acknowledge that a Crush subsidiary may subsequently register as a broker-dealer under the Exchange Act (the “Crush BD”) and that the Crush BD may also provide broker-dealer services to the Issuers in connection with an Offering on such terms and as may be agreed upon by the Crush BD and the Issuer. Notwithstanding the foregoing, Dalmore will continue to serve as one of the broker(s) of record for all Offerings featured in the Series.

3. Term. The term of this Agreement shall commence on the date hereof and terminate in accordance with Section 8 hereof. Any extension of the term will be subject to mutual written agreement between the Parties.

4. FINRA Retail Communications Review. Crush may not include any information in the Series regarding the Issuer or an Offering with respect to any securities offering for which Dalmore is serving as broker of record, placement agent, or in any other capacity (“Issuer Content”), without Dalmore’s prior written approval of such Issuer Content.

5. FINRA Advertising Regulation Review. The Parties acknowledge that the Issuer Content constitutes “retail communication” under FINRA Rule 2210 (“Rule 2210”). Dalmore (except as may otherwise be agreed to by Dalmore and the Crush BD, if any) will have responsibility for its compliance with Rule 2210 with respect to the Issuer Content and may, in its sole discretion, submit any or all Issuer Content to FINRA’s Advertising Regulation Department (“Advertising Regulation”) prior to its publication in the Series. Crush will cooperate with Dalmore in making such changes to Issuer Content as Dalmore deems necessary to ensure that Dalmore can determine that such Issuer Content is compliant with the comments received from Advertising Regulation.

6. Independent Contractor/Non-Fiduciary Relationship. It is intended and agreed by the Parties that their relationship shall at all times be and remain an independent contractor, having no power to bind the other Party contractually or otherwise or make any representations on the other Party’s behalf. This Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Crush and Dalmore for any purpose, and each of the Parties agrees that it will not hold itself out as an agent, employee or officer of the other Party for any purpose whatsoever. Accordingly, each Party shall have the sole and exclusive responsibility for the payment of all of its income taxes and for any of its taxes with respect to any compensation provided hereunder. Nothing in this Agreement shall create a fiduciary relationship between the Parties. The relationship between the Parties shall be exclusively contractually as set forth in this Agreement. No Party shall make any statements to the public or governmental or regulatory authorities with respect to the Parties’ relationship and the subject matter of this Agreement unless such statement is approved by the other Party or required by law.

7. No-Hire. The Parties agree that it will not solicit for employment or hire (without the other Party’s consent) any employee of the other Party who currently or within the last year has been engaged to work with such Party, for the period of time from the date of this Agreement and ending one year following the termination of this Agreement. “Solicit” shall not be deemed to include advertising in newspapers or trade publications available to the public. Furthermore, each Party shall notify the other Party if it is approached by any such other Party employee with respect to employment. It is understood and agreed that in the event that a Party does solicit and hire an employee of the other Party, the hiring Party’s liability for such breach shall be a payment to the other Party of an amount equal to the hired person’s compensation at non-hiring Party paid to such person in the one-year period immediately preceding such hire.

8. Termination. This Agreement shall take effect immediately and shall continue for an initial term of three (3) years. Thereafter, the Agreement will renew every year unless terminated by the parties in writing. If either Party materially breaches or defaults upon any of its obligations under this Agreement or any other agreement between the Parties, the non-breaching Party may terminate this Agreement immediately if the breaching Party fails to cure the breach or default within thirty (30) days after having received written notice by the non-breaching Party of the breach or default.

9. Notices. All notices under this Agreement shall be in writing and shall either be delivered personally, or sent by overnight courier or certified mail, return receipt requested, to the address set forth below, or to such other address as may be furnished by one Party to the other from time to time:

To Crush: 9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attention: Darren Marble, Co-Chief Executive Officer

To Dalmore: 525 Green Place

Woodmere, NY 11598

Attn: Etan Butler, Chairman

10. Miscellaneous.

(a) Non-Assignability. This Agreement is personal to each of the Parties and shall not be assigned by either Party without the prior written consent of the other Party, and any other attempted assignment or transfer of this Agreement shall be void.

(b) No Waiver. The failure of any of the Parties hereto to insist in one or more instances upon the performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition, but the obligation of any Party with respect thereto shall continue in full force and effect.

(c) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their respective successors, permitted assigns, heirs, executors, administrators, receivers, trustees and legal representatives.

(d) Remedies. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law

(e) Governing Law, Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws policies and principles. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York and the Parties hereby agree to the exclusive jurisdiction of such courts.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, together, shall be deemed to be one and the same instrument. Signatures of the Parties transmitted by facsimile or electronic mail attachment shall be deemed to be their original signatures for all purposes.

(g) Entire Agreement. This Agreement supersedes any and all prior agreements and understandings, whether written or oral, including, but not limited to, the LOI, between the Parties with respect to the subject matter hereof and contains all the covenants and agreements between the Parties with respect thereto. No change, amendment or modification hereof shall be or become effective unless in writing and signed by all of the Parties thereto.

(h) Section Headings/Recitals. The section and paragraph headings herein are for convenience of reference only and shall not be considered part of this Agreement. The Recitals to this Agreement are incorporated by reference herein.

(i) Further Assistance. The Parties agree to cooperate in all reasonable respects necessary to implement the dealings contemplated by this Agreement.

(j) Incorporation of Background. The background section at the beginning of this Agreement is incorporated herein, the same if fully rewritten.

IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized officers of the respective Parties and effective as of the day and year first above written.

CRUSH CAPITAL INC.

/s/ Darren Marble

By: Darren Marble
Its: Co-CEO

DALMORE GROUP, LLC

/s/ Etan Butler
By: Etan Butler
Its: Chairman

EXHIBIT A

FORM OF BROKER OF RECORD AGREEMENT

SEE ATTACHED.

BROKER OF RECORD AGREEMENT

THIS BROKER OF RECORD AGREEMENT (together with all exhibits and schedules appended hereto, the “Agreement”) is entered into as of [DATE] (the “Effective Date”) by and between [NAME OF ISSUER], a [STATE] corporation, (“Issuer”), and Dalmore Group, LLC, a New York limited liability company (“Dalmore”). Dalmore and Issuer shall be collectively referred to herein as “Parties” and each individually as a “Party”.

WHEREAS, Dalmore is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and member in good standing with the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, Issuer proposes to offer securities to the public in an offering exempt from registration with the Securities and Exchange Commission (“SEC”) pursuant to Regulation A promulgated by the SEC (the “Offering”) through a subscription platform made available to the public via a streaming television series developed by Crush Capital, Inc. (“Crush”) and accessed at www.goingpublic.com or some other website as may be established by Crush (the “Series”); and

WHEREAS, Issuer desires to engage Dalmore to serve as broker of record with respect to the Offering and to provide such services set forth on Exhibit A attached hereto, and Dalmore desires to accept such engagement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Appointment, Term, and Termination

a.        Issuer hereby engages Dalmore to serve as the broker of record in connection with the Offering. The Parties agree that Dalmore shall provide only those services listed on Exhibit A attached hereto (the “Services”), unless otherwise agreed to in writing by the Parties. It is expressly understood and acknowledged that Dalmore’s services hereunder shall be subject to, among other things, satisfactory completion of due diligence by Dalmore and such other conditions that Dalmore may deem appropriate in light of the Services being provided. Except as provided hereunder, Dalmore will not have any authority to act as agent for Issuer.

b.       This Agreement shall continue in effect until terminated in accordance with the following:

(i)	in writing by mutual consent of the Parties; or

(ii)	by Issuer, if as of the eighteen (18) month anniversary of the Effective Date, the Offering has not had its final Closing; or

(iii)	the SEC has issued an order granting the Issuer’s request to withdraw its Offering Statement on Form 1-A or other offering document; or

(iv)	by Dalmore, at any time upon sixty (60) days’ notice to Issuer; or

(v)	by either Party, upon ten (10) days’ written notice, if the other Party commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or such Party executes and delivers a general assignment for the benefit of its creditors; or

(vi)	by either Party, upon ten (10) days’ written notice, upon a material breach of the terms hereof by the other Party, or in the event that the other Party becomes subject to any regulatory or governmental proceeding or other litigation that is likely to have a material adverse effect on the ability of such Party to perform its obligations hereunder or otherwise is reasonably likely to cause harm to the reputation of such Party.

2.       Compensation. As compensation for the Services, Issuer shall pay to Dalmore the following fees:

a.       a fee equal to two percent (2%) of the gross proceeds of the Offering (the “Offering Fee”) subject to Dalmore’s receipt of a “No Objections” letter from the FINRA Corporate Financing Department with respect to such compensation. Acknowledging that the Offering may be consummated in one or more closings (each, a “Closing”), Issuer agrees that the Offering Fee with respect to the gross proceeds realized at each Closing shall accrue and be fully earned and paid to Dalmore at the time of each such Closing. Issuer authorizes Dalmore to deduct the Offering Fee directly from the Client’s third-party escrow or payment account.

b.       a one-time prepaid expense fee of Five Thousand Dollars ($5,000) for out-of-pocket expenses incurred by Dalmore (the “Expense Fee”). The Expense Fee is due and payable upon execution of this Agreement. The Expense Fee shall cover expenses anticipated to be incurred by Dalmore in connection with the Offering, including, but not limited to, FINRA filings. Dalmore will refund to the Issuer any portion of the Expense Fee that remains unused upon consummation of the Offering.

c.       a one-time consulting fee of Twenty Thousand Dollars ($20,000) (the “Consulting Fee”) in consideration of consulting services to be provided by Dalmore, due and payable within five (5) days of Dalmore’s receipt of the No Objections Letter referenced above. In the event the Consulting Fee is not paid by the first Closing, Issuer authorizes Dalmore to deduct the Consulting Fee directly from the Client’s third-party escrow or payment account upon the first Closing.

3.       Registered Broker Dealer. Dalmore hereby represents to Issuer that (i) it is registered as a broker-dealer with the SEC, (ii) it is a member in good standing with FINRA, and (iii) it is duly registered as a broker-dealer (if required) in each state where the Offering is proposed to be conducted. Dalmore agrees to maintain all such broker-dealer registrations during the term of this Agreement.

4.       Certain Representations, Warranties and Covenants. Issuer hereby represents, warrants, and covenants as follows:

a.       Issuer is duly organized pursuant to, and validly existing under, the laws of the state of its incorporation.

b.       Issuer has full power and authority to engage in the activities described in the Form 1-A and other offering documents relating to the Offering (the “Offering Documents”).

c.       Issuer has the full power and authority to enter into this Agreement and to perform its obligations hereunder; this Agreement has been duly and validly authorized, executed and delivered by Issuer and this Agreement constitutes a binding obligation of Issuer enforceable in accordance with its terms except as the same may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, or by general principles of equity.

d.       The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein and in the applicable Offering Documents will not constitute a breach of or default under any instrument by which Issuer is bound or any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over Issuer.

e.       Issuer has obtained all required governmental, regulatory or exchange approvals or licenses, and has effected all filings or registrations with any governmental agencies necessary in order to conduct its business and to act as contemplated by the applicable Offering Documents and to conduct the Offering in accordance with the Offering Documents.

5.       Offering Responsibilities.

a.       Issuer shall, and shall cause its third party providers to (i) comply with direct requests of Dalmore with respect to the Offering; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all fees and expenses in connection with the Offering (including the FINRA Corporate Filing Fee described below), in each case that are necessary or appropriate to perform its obligations under this Agreement. The FINRA Corporate Filing Fee for this Offering is estimated to be [INSERT DOLLAR AMOUNT]. This fee is due and payable prior to any submission by Dalmore to FINRA. Issuer shall pay this amount to Dalmore and Dalmore shall forward this payment to FINRA.

b.       Issuer and Dalmore will each be responsible for supervising the activities and training of their respective employees in connection with carrying out their respective responsibilities under this Agreement.

c.       Issuer and Dalmore agree to promptly notify the other concerning any and all communications from or with any governmental authority or self-regulatory organization with respect to the Offering, this Agreement or the performance of its obligations, including, but not limited to, correspondence from the staff of the SEC and FINRA, unless such notification is expressly prohibited by the applicable governmental authority.

6.       Role of Dalmore. Issuer acknowledges and agrees that (A) Dalmore’s sole responsibilities in connection with the Offering are set forth on Exhibit A, (B) Dalmore is acting solely in an administrative and compliance capacity as the Offering’s broker of record, and (C) Dalmore is not being engaged by Issuer to act as an underwriter or placement agent in connection with the Offering. Dalmore will use commercially reasonable efforts to perform the Services. Dalmore (i) will make no representations with respect to the investment opportunity represented by the Offering; (ii) does not guarantee the performance of any Investor; (iii) is not soliciting or approaching investors in connection with the Offering; (iv) is not an investment adviser, does not provide investment advice and does not recommend securities transactions; (v) is not making any recommendation as to the appropriateness, suitability, legality, validity or profitability of the Offering; and (vi) will not participate in the drafting of, nor take any responsibility for the contents of, any of the Offering Documents.

7.       Indemnification.

a.       Indemnification by Issuer. Issuer shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Issuer, (ii) the wrongful acts or omissions of Issuer, or (iii) the Offering.

b.       Indemnification by Dalmore. Dalmore shall indemnify and hold Issuer, Issuer’s affiliates and Issuer’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by Dalmore or (ii) the wrongful acts or omissions of Dalmore or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c.       Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement. In the event that the indemnifying party fails to respond within twenty (20) days after receipt of the notice of any Proceeding, then the indemnified party may retain counsel and conduct the defense of such Proceeding, as it may in its sole discretion deem proper, at the sole cost and defense of the indemnifying party.

d.       Survival. This Section 7 shall survive termination of this Agreement.

8.       Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Issuer: [NAME OF ISSUER] [ADDRESS OF ISSUER] [ADDRESS OF ISSUER] Attn: [NAME OF CONTACT PERSON] Tel: [TELEPHONE NUMBER OF CONTACT PERSON] Email: [EMAIL ADDRESS OF CONTACT PERSON]
If to Dalmore: Dalmore Group, LLC. 525 Green Place Woodmere, NY 11598 Attn: Etan Butler, Chairman Tel: 917-319-3000 Email: etan@dalmorefg.com

9.       Confidentiality and Mutual Non-Disclosure

a.       Included Information. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Issuer or Investor.

b.       Excluded Information. For purposes of this Agreement, the term “confidential and proprietary information” shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient.

c.       Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Provider to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

10.       Miscellaneous.

a.       ANY DISPUTE OR CONTROVERSY BETWEEN THE ISSUER AND DALMORE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SUBJECT TO ARBITRATION BEFORE AND UNDER THE FINRA CODE OF ARBITRATION PROCEDURE FOR CUSTOMER DISPUTES (“CODE”) PROVIDED THAT SUCH DISPUTE IS ELIGIBLE TO BE HEARD UNDER THE CODE.

b.       This Agreement is non-exclusive and shall not be construed to prevent either Party from engaging in any other business activities.

c.       This Agreement will be binding upon all successors, assigns or transferees of Issuer. No assignment of this Agreement by either Party will be valid unless the other Party consents to such an assignment in writing. Notwithstanding the immediately preceding sentence, either Party may freely assign this Agreement to any person or entity that acquires all or substantially all of such Party’s business or assets. Any assignment by either Party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other Party.

d.       Neither Party will, without prior written approval of the other Party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other Party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the other Party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Subject to compliance with all legal requirements, Issuer and Dalmore will work together to authorize and approve co-branded notifications and investor facing communication materials in connection with the Services in this Agreement. Notwithstanding any provisions to the contrary within, Issuer agrees that Dalmore may make reference in marketing or other materials to the Offering during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e.       THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THIS AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY.

f.       The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

g.       If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, governmental authority or self-regulatory organization with jurisdiction over one or more of the Parties, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

h.       This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. This Agreement may not be modified or amended except by written agreement signed by both Parties.

i.       This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[NAME OF ISSUER]:

By:
Name:
Its:

DALMORE GROUP, LLC:

By:
Name:	Etan Butler
Its:	Chairman

Exhibit A

Services

Dalmore shall provide the following services in connection with the Offering:

i.	Review information provided in subscription documents submitted by prospective investors in the Offering (“Investors”);

ii.	Notify Issuer of any missing or incomplete required information in an Investor’s subscription documents;

iii.	Perform (or cause a qualified third-party to perform) such KYC (Know Your Customer), AML (Anti-Money Laundering), and OFAC (Office of Foreign Assets Control) compliance procedures with respect to each prospective Investor as appropriate;

iv.	Confirm, as appropriate, completion of each Investor’s subscription documents and provide Issuer with confirmation of Investor’s subscription in the Offering;

v.	Maintain the confidentiality of Investor information (except as may be required to conduct the necessary background checks and procedures set forth in clause (iii) above, to comply with requests from appropriate regulatory authorities or as otherwise required by law);

vi.	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent.